Exhibit 99.1

REDWOOD TRUST REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

MILL VALLEY, CA – Wednesday, May 8, 2019 – Redwood Trust, Inc. (NYSE:RWT), a leading innovator in housing credit investing, today reported its financial results for the quarter ended March 31, 2019.
Key Financial Results

•	GAAP net income was $54 million, or $0.49 per diluted common share

•	Non-GAAP core earnings(1) were $38 million, or $0.36 per diluted common share

•	Book value per common share was $16.00 at March 31, 2019

•	Economic return on book value(2) of 2.6% for the first quarter of 2019

•	Recourse debt-to-equity leverage ratio(3) of 2.9x at March 31, 2019

Business Highlights

•	Deployed $163 million of capital into new investments, a majority of which were proprietary

•	Purchased $1.0 billion of jumbo loans

•	Closed two Sequoia securitizations totaling $0.7 billion

•	Raised $181 million of equity capital in January

•	Completed the acquisition of the remaining 80% interest in 5 Arches in March
“Our first quarter results reflected both strong operational performance and improved market conditions. We are efficiently deploying our capital into unique investment opportunities that are beginning to scale our platform and drive returns higher,” commented Chris Abate, Chief Executive Officer of Redwood Trust. “We are optimistic about 2019 and remain focused on creating durable, long-term cash flows and optimizing our balance sheet to support a sustainable dividend.”
First Quarter 2019 Redwood Review Available Online
A further discussion of Redwood's business, financial results, core earnings and taxable income, as well as a discussion of management's 2019 outlook, is included in the first quarter 2019 Redwood Review, which is available on the Company’s website at www.redwoodtrust.com.

_____________________

(1)
During the first quarter of 2019, we updated our definition of core earnings. A reconciliation of GAAP net income to non-GAAP core earnings and a reconciliation of GAAP earnings per diluted share to non-GAAP core earnings per diluted share, along with additional information about Redwood’s core earnings measure, is included in the tables that follow.

(2)	Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.

(3)	Recourse debt excludes $5.9 billion of consolidated securitization debt (ABS issued and servicer advance financing) that is non-recourse to Redwood.

REDWOOD TRUST, INC.

Financial Performance	Three Months Ended
($ in millions, except per share data)	3/31/2019	12/31/2018	3/31/2018

GAAP net income (loss)	$54	$(1)	$47
GAAP net income (loss) per diluted common share	$0.49	$(0.02)	$0.50

Non-GAAP core earnings	$38	$40	$58
Non-GAAP core earnings per diluted common share	$0.36	$0.41	$0.60

REIT taxable income (estimated)	$29	$27	$33
REIT taxable income per share (estimated)	$0.30	$0.32	$0.44

GAAP book value per share	$16.00	$15.89	$16.12
Dividends per common share	$0.30	$0.30	$0.28
Economic return on book value	2.6%	(1.4)%	3.6%
Recourse debt-to-equity leverage ratio (1)	2.9x	3.5x	3.4x

Capital deployment	$163	$235	$108
Jumbo loans purchased	$1,022	$1,563	$1,815
Jumbo loans securitized or sold	$833	$1,290	$1,595

(1)
Recourse debt excludes $5.9 billion, $5.7 billion, and $1.5 billion of consolidated securitization debt (ABS issued and servicer advance financing) that is non-recourse to Redwood at March 31, 2019, December 31, 2018, and March 31, 2018, respectively.

Conference Call and Webcast
Redwood will host an earnings call today, May 8, 2019, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its first quarter 2019 financial results. The number to dial in order to listen to the conference call is 1-866-548-4713 in the U.S. and Canada. International callers must dial 1-323-794-2093. Callers should reference call ID #3022803. A replay of the call will be available through midnight on May 22, 2019, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #3022803.
The live conference call will also be webcast in listen-only mode in the Newsroom section of Redwood’s website under "Events." To listen to the webcast, please go to Redwood's website at least 15 minutes prior to the call to register and download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Friday, May 10, 2019, and also make it available on Redwood’s website.
About Redwood Trust
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in residential mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Forward-Looking Statements:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of 2019 REIT taxable income and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18

Interest income	$131	$120	$99	$83	$77
Interest expense	(99)	(85)	(64)	(48)	(42)
Net interest income	32	35	35	35	35
Non-interest income
Mortgage banking activities, net	12	11	11	11	27
Investment fair value changes, net	20	(39)	10	1	2
Other income, net	4	4	3	3	2
Realized gains, net	11	6	7	5	9
Total non-interest income (loss), net	47	(18)	32	20	40
Operating expenses	(23)	(19)	(21)	(19)	(23)
(Provision for) benefit from income taxes	(1)	1	(5)	(3)	(5)
Net income (loss)	$54	$(1)	$41	$33	$47

Weighted average diluted shares (thousands) (2)	126,278	83,217	114,683	100,432	108,195
Diluted earnings (loss) per common share	$0.49	$(0.02)	$0.42	$0.38	$0.50
Regular dividends declared per common share	$0.30	$0.30	$0.30	$0.30	$0.28

(1)	Certain totals may not foot due to rounding.

(2)
In the periods presented above, excluding the fourth quarter of 2018, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018, and March 31, 2018 were 96,866, 84,884, 82,930, 75,743, and 75,703, respectively.

REDWOOD TRUST, INC.

Reconciliation of GAAP Net Income to Non-GAAP Core Earnings (1) (2)	Three Months Ended
($ in millions, except per share data)	3/31/19	12/31/18	3/31/18

GAAP net income (loss)	$54	$(1)	$47
Adjustments:
Eliminate mark-to-market changes on long-term investments and associated derivatives (3)	(16)	40	(7)
Include cumulative gain on long-term investments sold, net (4)	1	4	18
Eliminate purchase accounting adjustments (5)	(2)	—	—
Income taxes associated with core earnings adjustments (6)	(1)	(2)	—
Total adjustments	(16)	41	11
Non-GAAP core earnings	$38	$40	$58

GAAP net income per diluted common share	$0.49	$(0.02)	$0.50
Non-GAAP core earnings per diluted common share (7)	$0.36	$0.41	$0.60

(1)	Certain totals may not foot due to rounding.

(2)
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management has defined core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads, (ii) include the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold, (iii) exclude certain items related to Redwood's acquisition of 5 Arches (as described in footnote 5 below) and (iv) include the hypothetical income taxes associated with core earnings adjustments.

Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes and other items that management believes are not reflective of core results. Core earnings should not be utilized in isolation, nor should it be considered as an alternative to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings is included in the first quarter Redwood Review.

(3)
Adjustments eliminate the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. Beginning with the first quarter of 2019, management has updated its calculation of this adjustment for certain investments accounted for under the fair value option that have significant differences between expected cash interest and expected yield-to-maturity. For consistency of presentation, core earnings for the first and fourth quarters of 2018 has been updated to reflect the impact of this change during those quarters. Details regarding the change in calculation of this adjustment and the components of investment fair value changes, net, are included in the Appendix of the first quarter 2019 Redwood Review.

(4)
Adjustment includes the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any realized gains or losses from derivatives associated with the investments sold. Cumulative gains and losses are calculated by multiplying the difference between the sales price and original purchase price by the face value of the securities sold.

(5)
Beginning with the first quarter of 2019, core earnings excludes several items related to the acquisition of 5 Arches. These items include the exclusion of a one-time gain associated with the re-measurement of our initial minority investment and purchase option in 5 Arches, as well as ongoing adjustments to exclude amortization of intangible assets and, in future quarters, changes in fair value of the contingent consideration liability related to the remaining purchase consideration for the platform. Additional information regarding this adjustment is included in the Appendix to the first quarter 2019 Redwood Review.

(6)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments.

(7)	Additional information on the calculation of non-GAAP core diluted EPS can be found in Table 2 in the Financial Tables section of the Redwood Reviews for the respective quarters presented.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18

Residential loans	$7,274	$7,255	$5,922	$5,491	$5,146
Business purpose loans	161	141	116	—	—
Multifamily loans	2,176	2,145	942	—	—
Real estate securities	1,543	1,452	1,470	1,454	1,358
Other investments	414	439	114	117	66
Cash and cash equivalents	201	176	174	185	179
Other assets	424	330	402	266	251
Total assets	$12,193	$11,937	$9,140	$7,513	$7,000

Short-term debt	$2,163	$2,400	$1,424	$1,426	$1,504
Other liabilities	270	206	176	157	157
Asset-backed securities issued	5,638	5,410	3,407	1,930	1,542
Long-term debt, net	2,573	2,572	2,771	2,770	2,576
Total liabilities	10,643	10,589	7,778	6,284	5,780

Stockholders' equity	1,550	1,349	1,361	1,229	1,220

Total liabilities and equity	$12,193	$11,937	$9,140	$7,513	$7,000

Shares outstanding at period end (thousands)	96,866	84,884	82,930	75,743	75,703
GAAP book value per share	$16.00	$15.89	$16.42	$16.23	$16.12

(1)	Certain totals may not foot due to rounding.

CONTACTS
Lisa M. Hartman
SVP, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com